Exhibit 99.2

Maxwell Technologies Completes Sale of its High Voltage Product Line to Renaissance Investment Foundation for $55.1 Million Plus Up to $15 Million in Future Pay-outs

Divestiture Signals Move to Heighten Focus on Energy Systems Technology for Electric Vehicles

San Diego, Calif. and Lausanne, Switzerland (December 19, 2018) – Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of energy storage and power delivery technology, today announced it has simultaneously signed and closed a definitive agreement to sell its High Voltage (HV) product line to Renaissance Investment Foundation.

Under terms of the agreement, Maxwell sold all shares of its Swiss subsidiary, Maxwell Technologies SA, and its CONDISÒ line of high voltage capacitors for $55.1 million in cash and up to $15 million in potential future milestone payments to a special purpose holding entity and affiliate of Renaissance Investment Foundation (“Renaissance”). During the nine-month period ended September 30, 2018, its high voltage product line generated revenue of approximately $19.4 million for Maxwell, approximately 21% of the total revenue reported.

“This action was taken to put the necessary resources in place so Maxwell can better focus on and pursue the tremendous growth opportunities presented by the markets of auto, wind, rail and grid served by our Ultracapacitor technology as well as to properly support research and development efforts to advance our Dry Battery Electrode (DBE) technology,” said Dr. Franz Fink, Maxwell’s chief executive officer.

“It is becoming increasingly clear that our DBE technology holds significant advantages over currently available energy systems for electric vehicles (EV) and positions us for significant long-term value creation as a result. We felt the time was right to shift our focus to further develop disruptive technologies and energy systems that address burgeoning global markets, notably the dramatically expanding EV market,” Fink said. The International Energy Agency forecasts the number of EV’s on the road will grow from 3 million in 2017 to 125 million by 2030, a nearly 42X increase.

“While the decision to sell the HV business was difficult, it underscores Maxwell’s commitment to create long-term value driven by technologies that have the potential to dominate the markets they serve on a global basis. We remain steadfast in executing our plan and continue to explore all avenues to enhance shareholder value and improve our competitive position,” Fink added.

Maxwell is a company with an enviable tradition of creating innovative technology that holds notable competitive advantages for itself and those who employ it. This is very much the case with its Ultracapacitor technology in its Energy Storage product line, which has tallied significant design-wins while experiencing a growing sales pipeline, and remains a key component of the Company’s growth plans.

“This transaction is a win-win for Maxwell and Renaissance in that Maxwell is able to fuel their DBE development activities and we are able to add a business with a growth curve that fits well with our portfolio and investment approach,” said Xavier Paternot, managing partner at Renaissance. “Importantly, customers currently benefitting from their use of Maxwell HV products can rest assured performance and support, in all regards, will continue at a high level under the stewardship of Renaissance.”

An SEC Form 8-K containing pro forma financial information will be filed by Maxwell within four business days.

About Renaissance Investment Foundation
As a top-tier private equity investor in the financing of Swiss SMEs, Renaissance Investment Foundation benefits from the financial backing of 45 leading Swiss pension funds. Renaissance investment program is regulated by the Federal Regulatory Agency for Swiss Pension Funds (CHS PP/OAK BV). Renaissance has established a 20-year track-record in the financing of over 40 Swiss SMEs with a focus on buyouts for family-owned companies. Renaissance is a long-term investor strongly engaged in the improvement of the Environmental, Social and Governance (ESG) footprint of its portfolio companies. Renaissance is a member of the Swiss Sustainable Finance (SSF) association. For more information, visit https://renaissance.net/en/.

About Maxwell Technologies
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. The Company has developed and transformed its patented, proprietary and fundamental dry electrode manufacturing technology that it has historically used to make ultracapacitors to create a breakthrough technology that can be applied to the manufacturing of batteries. Maxwell’s ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. For more information, visit www.maxwell.com.

Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, the expected use of proceeds. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, as well as risks and uncertainties associated with Maxwell's business and finances in general. For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Maxwell's SEC filings, including, but not limited to, Maxwell's final prospectus supplement and accompanying prospectus relating to the offering, its annual report on Form 10-K and quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date the statements are made and are based on information available to Maxwell at the time those statements are made and/or management's good faith belief as of that time with respect to future events. Maxwell undertakes no duty to update any forward-looking statement to reflect actual results or changes in Maxwell's expectations.

Investor Contact:	Media Contact:
Kimberly Tom, CFA	Steve Hoechster (HEX-ster)
858-503-3368	914.393.9219
ktom@maxwell.com	shoechster@GWCco.com

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